Exhibit 99.1

SENETEK EXTENDS MONOCLONAL ANTIBODIES LICENSE THROUGH JULY 2011

Amends Agreement with its Marketing Partner

Napa, Calif., April 7, 2005 /PRNewswire-FirstCall/ — Senetek PLC (OTC BB: SNTKY - News). www/senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced that it has reached a targeted milestone in the extension of its agreement with a major research foundation, which grants Senetek the rights to manufacture and sell diagnostic monoclonal antibodies used for research in various disease states such as Alzheimer’s Disease in exchange for royalties. Concurrent with reaching this agreement, Senetek also announced that it has finalized an amendment to its April, 2004 agreement with its marketing partner, Signet Laboratories, Inc., which will manufacture, market and distribute the monoclonal antibodies licensed to Senetek in exchange for sharing of the revenues. Signet has acted as Senetek’s marketing arm since August, 2000.

The new Signet amendment is designed to incentivize Signet to grow the business while assuring Senetek’s revenues, net of Senetek’s royalty payments to the research foundation, are consistent with historical results. For fiscal 2004, Senetek received $1.3 million in revenues from the sale of monoclonal antibodies and over the past four years has averaged $1.15 million per year in revenues from the sale of monoclonal antibodies.

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Senetek is a life sciences-driven product development and licensing company primarily focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skincare marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek has announced new agreements with Valeant Pharmaceuticals under which Valeant has an option to license Zeatin, a patented analogue of Kinetin, on an exclusive basis throughout the world on substantially the same commercial terms as under its Kinetin license. Senetek’s researchers at the University of Aarhus, Denmark, are collaborating with the Institute of Experimental Botany, Prague, and other leading research institutions to identify and evaluate new compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext.102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply the future success of the monoclonal antibody business conducted under a license from the research foundation. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.